AGREEMENT

         This agreement dated as of this 24th day of January 1995 is entered into by and between The TJX Companies, Inc., a Delaware corporation ("TJX"), and Waban Inc., a Delaware corporation ("Waban").
         WHEREAS, Waban has requested TJX to provide certain computer services (the "Computing Services") to Waban during fiscal years ending on the last Saturday of January of each of 1996, 1997 and 1998; and
         WHEREAS, TJX has agreed to provide such services.

         NOW THEREFORE, in consideration of the promises contained herein, the parties agree as follows:

         1. Term. The term of this Agreement shall terminate upon the later of
(i) the last day of Fiscal 1998 (January 31, 1998) (the "initial term") or (ii) if the parties agree to an extension hereof as provided below (the "Extension Period"), the last day of such Extension Period. Neither party shall have the right to terminate this Agreement during the initial term.
         If Waban wishes to extend the term of this Agreement for an additional one year term, Waban shall so notify TJX in writing of its planned computer usage requirements for such additional one year term no later than July 1 of the year which is one year prior to the year in which this Agreement (whether or not extended) would otherwise terminate. If TJX agrees to such an extension, TJX shall, no later than 60 days after receipt of Waban's notification, notify Waban in writing of TJX's estimated rates for such additional one year term and Waban shall have 30 days to indicate its acceptance of such rates. Additional one year extensions may be requested in the succeeding year(s) and agreed to in the same manner as provided in this Section 1.
         If TJX declines to provide Computing Services during the Extension Period, or if Waban chooses not to accept TJX's offer for the Extension Period, Waban shall have 30 days after the date on which TJX declines to provide such services or notifies Waban of TJX's estimated rates to elect an extension of services for an additional period of four months beyond the termination of the then current term (the "Tail") by providing TJX with its planned requirements for the Tail. TJX shall be obligated to provide Computing Services during the Tail at the same rates that were in effect for the one year period prior to the beginning of the Tail.
         2. Usage Requirements. Attached hereto as Attachment I are Waban's computer usage requirements for fiscal 1996 and estimates of its usage requirements for fiscal 1997 and fiscal 1998. Such requirements are hereinafter sometimes referred to collectively as the "planned amounts" or the "planned requirements." By July 1 of each year of the term beginning July 1, 1995, Waban shall deliver to TJX a computer usage plan for its requirements for Computing Services through the end of the following fiscal year, and an estimate of its requirements for the fiscal year following such fiscal year. (For example, on or before July 1, 1995, Waban shall deliver its requirements for fiscal 1997 and an estimate of its requirements for fiscal 1998.) It is understood that Waban's computer usage requirements for fiscal 1997 and fiscal 1998 may not be less than 90% of its estimates for each such year included in Attachment I and may not exceed 200% of its estimates for each such year unless TJX agrees to provide services at such increased level. Waban's computer usage plan will be sufficiently detailed to allow TJX to provide its rates for Computing Services for the next following fiscal year and Waban's estimate for requirements during the additional fiscal year will be sufficiently detailed to allow TJX to provide an estimate of its rates for Computing Services for such additional fiscal year and to estimate its hardware needs for such additional fiscal year.
         As soon as practicable, but no later than September 1 of each year (provided TJX has received such planned requirements by July 1), TJX will notify Waban in writing of the rates for Computing Services during the next following fiscal year and an estimate of the rates TJX expects during such additional fiscal year. It is understood that the estimate of rates for the additional fiscal year is a good faith estimate only and that definitive initial rates for such period will be established following July 1 of the following year in accordance with the procedures set forth above.
         3. Calculation of Rates. Waban's planned requirements (as well as the planned requirements for all users of TJX's computing services) for each fiscal year shall be the basis upon which TJX will set Waban's rates for such fiscal year. Attached hereto in Attachment II are the rates for Computing Services for fiscal 1996 and estimated rates (based on preliminary estimates of usage for all users of TJX's Computing Services) for fiscal 1997 and fiscal 1998. Waban acknowledges that TJX's Chadwick's of Boston division shall receive a discount on its rates of 30% on computing services in Fiscal 1996; a discount of 20% in Fiscal 1997; and a discount of 10% in Fiscal 1998. The charges for any fiscal year shall be subject to adjustment as provided in Section 4. If during any fiscal year, TJX realizes that its actual costs are significantly different from its estimates thereof then in effect for purposes of calculating rates hereunder, then TJX shall provide Waban with a new estimate of rates for such fiscal year and shall either (i) invoice Waban for Computing Services theretofore provided based on the revised estimates for sums in excess of sums already paid since the beginning of such fiscal year (in the event of increased rates estimates) or (ii) give Waban an appropriate credit (in the event that the revised rates are lower). In any event, subsequent rates shall be based upon such revised estimates. Notwithstanding the foregoing provisions of this paragraph, in the event that (i) TJX's businesses exceed 110% of their planned requirements for any such fiscal year and as a result thereof TJX added to its data processing system hardware or system software and (ii) Waban did not exceed 120% of its planned requirements for such fiscal year (or, if there was an excess, such excess did not pertain to the usage of such hardware or system software), then Waban shall not be charged additional fees with respect to such fiscal year for any costs with respect to such additional hardware or system software.
         TJX agrees that Waban's rates for each fiscal year shall be based on usage of Computing Services equal to 100% of the planned requirements in Waban's computer usage plan for each fiscal quarter of each fiscal year. If Waban's computer usage plan does not provide requirements by fiscal quarter, then fiscal year planned requirements will be divided equally to arrive at fiscal quarter requirements. If Waban's actual usage requirements exceed 120% of its planned requirements for a fiscal quarter and the requirements of TJX's businesses do not exceed 110% of TJX's planned requirements for such fiscal quarter (or any such excess usage does not pertain to hardware or system software used by Waban), then TJX will be entitled to increase amounts billed to Waban to recover its additional costs resulting from Waban's excess usage.
         In the event that Waban's actual usage for any fiscal quarter is less than 80% of its planned requirements, Waban shall pay to TJX an amount based on the rate for 80% of such planned requirements.
         TJX shall use reasonable efforts to satisfy requirements in excess of 120% of Waban's planned requirements consistent with TJX's responsibilities to meet the computer services needs of the TJX divisions.
         TJX agrees that it will not change the basic methodology used to determine rates during a fiscal year except in connection with new Computing Services arising during such fiscal year that were not included by Waban in its computer usage plan submitted by Waban to TJX for such fiscal year. TJX may, however, change such methodology with respect to a following fiscal year at the time it presents Waban with its estimate of rates (i.e., on September 1 preceding such following fiscal year), and TJX shall inform Waban of the change at the time. Without limiting the generality of the next preceding sentence, if during any fiscal year TJX adds to or upgrades its data processing system hardware or systems software based on the needs of TJX's businesses, then the methodology used to determine rates for the following fiscal year shall be appropriately adjusted to include changes in Waban's rate reflecting usage of such hardware or software.
         During the initial term, TJX will discount the rates charged Waban for CPU, Print, Microfiche, Data Entry and Payroll Processing by 15%. During the initial term TJX will discount the Host Connect rate by 75% for all remote connections supported directly by Waban employees. In addition, at the end of each fiscal year during the initial term, TJX shall credit Waban with the amount of $333,334 on the invoice applicable to the last month of the fiscal year.
         4. Reconciliation. Within thirty days after the end of each fiscal year, TJX shall reconcile the actual costs pertaining to the provision of the Computing Services for such fiscal year and determine the pro rata amount paid by each user. If the reconciliation shows that the actual costs exceeded the rates charged and paid during such fiscal year, Waban shall within 30 days of TJX's invoice therefor pay to TJX Waban's pro rata share of the difference. If the reconciliation shows that the actual costs were less than the rates charged and paid, TJX shall pay Waban Waban's pro rata share of the difference within 30 days after the completion of the reconciliation.
         5. Software Licenses. TJX shall promptly notify Waban upon its receipt of any notice that a third party intends to increase its software license fees as a result of the provision by TJX of the Computing Services. In such event, TJX shall appoint Waban as its agent to negotiate the amount of such increase and shall cooperate with Waban to ensure that all additional license rights (other than those already held by TJX, which shall not be affected) are in the name of, or freely assignable (without the payment of additional consideration) to, Waban. If TJX is required to incur additional software license fees then such fees shall be charged to Waban (it being understood that such fees are not included in the rates appearing on Schedule II hereto and will not be included in the subsequent rates determined pursuant to Section 3 hereof).
         6. Performance Levels. The performance levels for the Computing Services provided to Waban shall be no less than those specified on Attachment
III. Notwithstanding the foregoing, TJX shall not be required to maintain the performance levels for Computing Services to the extent that it is unable to maintain them for itself and its operating units for reasons beyond its control. In the event that TJX is unable to meet the performance levels for Computing Services for reasons beyond its control, TJX shall provide Waban the same levels and quality of Computing Services that it provides to itself and its operating units and shall use its best efforts to alleviate any condition causing a diminution in such performance levels. TJX acknowledges that TJX has in place a disaster recovery contract pursuant to which mainframe production services will be available at a secondary site within 24 hours of declaration of a disaster.
         7. Invoices; Audit Rights. TJX shall render to Waban each month, within 30 days after the end of the month or as soon as practicable thereafter, an invoice for the charges for Computing Services incurred during the previous month showing usage by billing category. Such invoice shall be payable within thirty days of its receipt by Waban.
         Waban shall be entitled, upon request and at reasonable times and places, to audit the books and records of TJX that relate to (i) the Computing Services and (ii) the charges appearing on any invoice. In addition, Waban shall be entitled to similar audit rights with respect to the methodology used by TJX to determine the rates established pursuant to Section 3 hereof.
         8. Ownership of Waban Data, etc. Waban shall be the owner of all of its data. TJX shall maintain such data in confidence pursuant to Section 10 hereof and make no use of such Waban data or allow anyone other than Waban access to it except for TJX personnel (including agents) who require access thereto in order to perform the obligations to Waban under this Agreement.
         9. Delivery of Software. Upon Waban's request, TJX shall deliver to Waban within a reasonable period after such request the following items with respect to all applications, utility routines, utility programs and/or systems software developed by TJX and used in connection with the Computing Services provided hereunder to Waban in which no third party has any rights:
         (a)      One copy of object code or other executable code on magnetic media.
         (b)      One copy of source code on magnetic media.
         (c) One copy of any documentation, including source documentation, maintenance documentation and other documentation, for such software to the extent then available.
Waban shall pay TJX for its reasonable additional costs relating to such delivery of software.
         10. Confidentiality of Information. TJX will not reveal to third parties or use for its own purposes the information of Waban stored within its computer system or accessible within its communications network and will use the same security precautions as it uses to prevent disclosure to third parties of TJX proprietary information to prevent disclosure to third parties of Waban information stored in its computer system or accessible over its corporate communications network. After the termination of this Agreement, TJX will return to Waban or, at Waban's written direction, destroy and certify destruction of all tapes and other media or records containing any Waban data. The provisions of this Section 10 shall survive the termination of the Agreement.
         11. Coordinating Committee. For the purpose of providing and continuing the harmonious relationship between TJX and Waban, each party shall appoint at least one individual to coordinate and review the relationship between the two companies and their performance under this Agreement, as well as strategic planning and technology changes. These individuals shall meet periodically, no less frequently than monthly, to discuss operations under this Agreement and any problems arising hereunder.
         12. Independent Contractor Status. TJX shall perform services under this Agreement as an independent contractor and not as an agent of Waban or any other relationship.
         13. Limitation of Liability. Neither TJX, nor any of its officers, employees, agents or affiliates, shall in any event be liable for the defense of claims, actions, causes of action, losses, expenses or for any damages including reasonable attorneys' fees, which are caused by, arise out of or result from TJX's (or any such officers', employees', agents' or affiliates') performance or failure to perform any of its obligations under this Agreement, other than those claims, actions, causes of action, losses, expenses and damages caused by or arising out of or resulting from TJX's willful misconduct or gross negligence. Waban hereby agrees to defend, indemnify, and hold harmless TJX for all damages, losses and expenses, including reasonable attorneys' fees, incurred by TJX as a result of the provision by TJX pursuant to this Agreement of the Computing Services, other than costs or damages incurred by TJX as a result of its willful misconduct or gross negligence. TJX hereby agrees to defend, indemnify and hold Waban harmless for all damages, losses and expenses, including reasonable attorneys' fees, incurred by Waban as a result of TJX's willful misconduct or gross negligence in providing Computing Services to Waban pursuant to this Agreement. Notwithstanding the foregoing, neither party shall be liable to the other for indirect or consequential damages, including without limitation, loss of profits or revenues.
         Waban acknowledges that because this Agreement cannot be terminated during the initial term, Waban agrees that in any circumstance in which Waban terminates receiving services under the Agreement (other than as a result of TJX's material default) Waban shall continue to pay all charges otherwise due hereunder, as if there had been no termination, and, that for purposes of computing charges, Waban's usage will be deemed to be not less than 90% of its estimates for fiscal 1997 and fiscal 1998 and 100% of its requirements for fiscal 1996, all as set forth in Attachment I hereto.
         14. Assignment. This Agreement shall not be assignable, directly or indirectly, by either party without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by either party to a corporate affiliate or to a related party that would result from either party entering into any agreement which provides for the acquisition of all of its assets or the merger of all of its assets with those of a third party, provided that, with respect to any such assignment, the assigning party remains fully liable for the performance of all of its obligations under this Agreement.
         15. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telecopy) addressed or transmitted as provided below and if either (i) actually delivered at such address, (ii) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, or (iii) if in the form of a telecopy, when the receiving party gives telephonic notice of complete and legible receipt to:
         Waban at:         One Mercer Road
                           Natick, MA  01760
                           Telecopy Number:  (508) 651-6623
                           Attention:  Chief Financial Officer
         TJX at:  770 Cochituate Road
                           Framingham, MA  01701
                           Telecopy Number:  (508) 390-2199
                           Attention:  Chief Financial Officer

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
         17. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.
         18. Entire Agreement. This Agreement represents the entire agreement between the parties hereby and supersedes all prior negotiations, representations or agreements either written or oral including, but not limited to, letters of intent and correspondence between the parties.
         19. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.
         20. Exhibits and Schedules. The Attachments shall be construed with and as an integral part of thisAgreement to the same extent as if the same had been set forth verbatim herein.
         IN WITNESS WHEREOF, TJX and Waban have caused this Agreement to be duly executed by their respective officers, each of whom is fully authorized, all as of the day and year first above written.

                                          The TJX Companies, Inc.


                                          By:    /s/ Donald G. Campbell
                                                 Senior Vice President - Finance
                                                 and Chief Financial Officer


                                          Waban Inc.


                                          By:    /s/ Herbert J. Zarkin
                                                 President and Chief
                                                 Executive Officer

                                  ATTACHMENT I



                                   WABAN INC.

             FYE 1996 COMPUTER USAGE REQUIREMENTS AND ESTIMATES FOR
                       FYE 1997 AND FYE 1998 REQUIREMENTS



CPU HOURS                   FY '96   FY '97    FY '98

Total CPU                    8,243   10,139    12,167



Print Lines (000's)

Total Print (000's lines)    2,470    3,088     3,705



Other

Payroll Checks (000's)         538      646*      762*

Microfiche (000's)             215      258*      310*

Data Entry (000's)           1,352    1,622*    1,947*

Host Connections - H.O       6,144    6,267     6,392

Host Connections - Clubs     5,070    6,350     7,627



* For the purposes of Section 2 of the Agreement, the following is the expected low end range of volume for the following categories:

                                                           FY '97       FY '98

Payroll Checks (000's)                                        572            0

Microfiche (000's)                                            133            0

Data Entry (000's)                                          1,174          720

                                  ATTACHMENT II



COMPUTER SERVICES and RATES:

The computer services listed below will be provided to Waban by TJX during fiscal year 1996 at the rates indicated in the FY'96 column below and subject to the terms and conditions of the Agreement. The estimated rates for fiscal years 1997 and 1998 are informational only. The rates for fiscal years 1997 and 1998 will be set in accordance with the terms of the Agreement.

                                                                                               ESTIMATED        ESTIMATED
                                                                                RATE             RATE             RATE
1.      Computer Processing                                                   FY '96            FY '97           FY '98
        a.     Per CPU Hour (3090-400E)                                       $ 455.00          $ 425.00       $ 400.00
               Per CPU Hour (3090-600S)                                         548.00            512.00         482.00
               Per CPU Hour (3090-600J)                                         595.00            556.00         523.00
               Per CPU Hour (9000-820)                                         1321.00           1234.00        1161.00
        b.     Per Thousand 1-up PRINT Lines                                       .44               .43            .43
               Per Thousand 2-up PRINT Lines                                       .26               .26            .26
               Per Thousand Remote PRINT Lines                                     .02               .02            .02
        c.     Per MicroFiche                                                      .43               .43            .43
        d.     Per Data Entry record                                               .041              .041           .041
               Per D/E Floppy File                                                9.80              9.80           9.80
        e.     Per Payroll Check                                                   .35               .36            .36

        NOTE: Should a Central Processing Unit (CPU) other than one of those listed above be used to process the Waban workload, the rate per hour will be determined based on the proportional speed of the unlisted CPU.

2.      Computer Services
        a.     Per Monthly Host Connect Unit-H.O.                              $ 48.00           $ 48.00        $ 48.00
        b.     Per Monthly Host Connect Unit-Club                                24.00             24.00          24.00
        c.     Per Monthly Unplanned Disk Device                                400.00            400.00         400.00

3.      Computer Rate Discounts
        a.     Discount on Computer Processing
               Rates (1a thru 1e)                                                15.0%             15.0%          15.0%
        b.     Discount on Host Connect Rate (2a&b)                              75.0%             75.0%          75.0%
               (Waban will handle all communication cabling and equipment support within each Waban building).

4.      Other Available Services/Charges
        Remote Comm. Usage Rate:    $0.25 per Thousand records transmitted
                                    (line charges will be paid by Waban)
        Payroll Prog. Support:      $50.00 per billable hour (for all hours
                                    which exceed the Waban annual allocation)
        Unplanned Projects:         Support provided based on time & materials
                                    cost


                                 ATTACHMENT III

                    PERFORMANCE LEVELS FOR COMPUTING SERVICES




SERVICE LEVEL ITEM                                PERFORMANCE GOAL *

Hardware/Software Availability                    99.5 percent

On-Line Application Availability                  98.0 percent

TSO System Availability                           99.5 percent

Report Delivery On Schedule                       98.0 percent


RESPONSE TIME TARGETS:

  IMS  (95th Percentile)                          4.0 seconds

  CICS (95th Percentile)                          4.0 seconds

  TSO  (95th Percentile)                          3.0 seconds


* - These performance goals (which will be calculated on a monthly basis) assume Waban's conformance with TJX's operating standards.